Bruce Dravis	621 Capitol Mall, 18th Floor
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Exhibit 5.1
March 9, 2010
Via E-Mail
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Re:	Bank of Commerce Holdings Registration Statement on Form S-1
Ladies and Gentlemen:
We refer to the registration statement on Form S-1 No.333-164863 (the “Registration Statement”), to be filed by Bank of Commerce Holdings, a California company (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of shares of the Company’s common stock (the “Shares”) to be issued in connection with the Company’s underwritten public offering.
We have examined the corporate records and documents of the Company as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the issuance of the Shares being registered pursuant to the Registration Statement has been duly authorized and, when issued and paid for in accordance with the terms of the underwriting agreement relating to the offering, the Shares will be validly issued, fully paid and non-assessable.
We consent to filing of this opinion as an exhibit to the Registration Statement and to being named as experts therein. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.
Very truly yours,

/s/ Bruce Dravis
DOWNEY BRAND LLP
Bruce Dravis
BD:slt